Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonus Networks, Inc. of our report dated March 17, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for convertible preferred stock as described in Note 12 as to which the date is June 27, 2017, relating to the financial statements of GENBAND Holdings Company and subsidiaries, which appears in Solstice Sapphire Investments, Inc.’s Registration Statement on Form S-4, as amended (File No. 333-219008).

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 31, 2017